Exhibit 99.1

NEWS RELEASE

For Immediate Release	For More Information Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
beneski.barron@orbital.com
ORBITAL REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS
-- Revenues Increase 30%, Net Income Rises 19%, EPS Up 21% --
-- Strong New Orders Boost Revenue and Cash Flow Outlook for Year --
(Dulles, VA 17 April 2008) – Orbital Sciences Corporation (NYSE: ORB) today announced its financial results for the first quarter of 2008. Orbital’s first quarter revenues increased 30% to $296.0 million in 2008, compared to $228.2 million in 2007. The company’s first quarter operating income rose 23% to $21.6 million in 2008, as compared to $17.5 million in 2007. First quarter net income increased 19% to $13.7 million in 2008, compared to $11.5 million in 2007, and diluted earnings per share increased to $0.23, compared to $0.19 in the first quarter of 2007. Orbital reported first quarter 2008 free cash flow* of $17.8 million compared to free cash flow of $3.9 million in the first quarter of 2007.
Commenting on Orbital’s first quarter 2008 results, Mr. David W. Thompson, Chairman and Chief Executive Officer, said, “Orbital’s first quarter was a very good one in all major respects. The company’s strong financial results were highlighted by revenue growth in each of our four reporting segments, with our advanced space programs and launch vehicles segments generating particularly impressive growth in the last three months.” Mr. Thompson added, “First quarter new orders and option exercises were also exceptional and included our first Taurus II launch vehicle mission as part of NASA’s Commercial Orbital Transportation Services (COTS) demonstration program as well as substantial bookings of additional interceptor and target vehicle orders in our missile defense business.”

*	“Free cash flow” is a non-GAAP financial measure discussed in this release. For additional details, please refer to the sections of this press release entitled “Cash Flow and Balance Sheet” and “Disclosure of Non-GAAP Financial Measure.”
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Orbital Sciences Corporation s 21839 Atlantic Blvd., Dulles, VA 20166 s 703-406-5000

Orbital Reports First Quarter 2008 Financial Results

Financial Highlights
Summary financial results for the first quarter were as follows (in millions, except per share data):

	First Quarter
	2008	2007
Revenues	$296.0	$228.2
Operating Income	21.6	17.5
Net Income	13.7	11.5
Diluted Net Income per Share	$0.23	$0.19

Revenues
Revenues by segment for the first quarter were as follows (in millions):

	First Quarter
	2008	2007
Launch Vehicles	$105.3	$88.2
Satellites and Space Systems	106.4	104.3
Advanced Space Programs	72.6	26.3
Transportation Management Systems	12.4	10.3
Eliminations	(0.7)	(0.9)

Total Revenues	$296.0	$228.2

Orbital’s first quarter 2008 revenues were $296.0 million, up 30% compared to first quarter 2007 revenues of $228.2 million primarily due to significant revenue growth in the advanced space programs and launch vehicles segments. Advanced space programs segment revenues grew $46.3 million, or 176%, driven by a substantial increase in contract activity on the Orion human spacecraft program for NASA. Launch vehicles segment revenues increased $17.1 million, or 19%, principally due to increased contract activity on missile defense, space launch and target launch vehicle programs. Satellites and space systems segment revenues increased $2.1 million, or 2%, due to increased activity on communications satellites contracts, partially offset by lower activity levels on certain science and technology satellite contracts. Transportation management systems segment revenues increased $2.1 million, or 21%, due to an increase in activity on recently awarded contracts.
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Orbital Reports First Quarter 2008 Financial Results

Operating Income
Operating income by segment for the first quarter was as follows (in millions):

	First Quarter
	2008	2007
Launch Vehicles	$7.6	$7.9
Satellites and Space Systems	7.9	6.8
Advanced Space Programs	4.9	2.1
Transportation Management Systems	1.2	0.7

Total Operating Income	$21.6	$17.5

Orbital reported operating income of $21.6 million in the first quarter of 2008, up 23% compared to first quarter 2007 operating income of $17.5 million mainly due to profit growth in the advanced space programs segment. Advanced space programs segment operating income increased $2.8 million, or 129%, due to increased contract activity on the Orion program. Satellites and space systems segment operating income increased $1.1 million, or 15%, primarily due to increased profits on communications satellite contracts, partially offset by lower activity levels on certain science and technology satellite contracts. Launch vehicles segment operating income declined slightly due primarily to an increase in research and development costs (as discussed below) that offset $2.4 million of profit growth in missile defense and space launch vehicle programs. Transportation management systems segment operating income increased $0.5 million, or 81%, due to activity on recently awarded contracts.
The company’s research and development expenses totaled $9.0 million in the first quarter of 2008, a $6.1 million increase compared to the first quarter of 2007 that was primarily driven by the new Taurus II launch vehicle program. Certain of the company’s research and development expenses are recoverable under U.S. Government contracts. In the first quarter of 2008, discretionary research and development expenses incurred in excess of amounts recovered under U.S. Government contracts resulted in a $2.3 million reduction in operating income in the launch vehicles segment. Operating income in the launch vehicles segment before these unrecovered research and development expenses was $9.9 million* in the first quarter of 2008, an increase of $2.0 million, or 26%, compared to the first quarter of 2007.

*	This is a non-GAAP financial measure calculated by adding back to launch vehicle segment operating income of $7.6 million, the $2.3 million reduction attributable to the unrecovered research and development expense. Management believes the presentation of launch vehicle segment operating income without the effect of the unrecovered research and development expenses provides a more meaningful perspective on the actual operating results for the segment.
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Orbital Reports First Quarter 2008 Financial Results

Net Income
Net income for the first quarter of 2008 was $13.7 million, or $0.23 diluted earnings per share, up from $11.5 million, or $0.19 diluted earnings per share, for the first quarter of 2007. Diluted weighted-average shares outstanding decreased to 60.2 million in the first quarter of 2008 compared to 60.9 million in the first quarter of 2007.
Cash Flow and Balance Sheet
The company reported free cash flow of $17.8 million for the first quarter of 2008. Orbital’s unrestricted cash balance was $244.2 million as of March 31, 2008. The company’s cash flow was as follows (in millions):

First Quarter
2008
Net Cash Provided by Operating Activities	$24.5
Capital Expenditures	(6.7)

Free Cash Flow	17.8
Repurchase of Common Stock	(11.8)
Proceeds from Issuance of Common Stock and Other	2.4

Net Increase in Cash	8.4
Beginning Cash Balance	235.8

Ending Cash Balance	$244.2

Summary balance sheet data as of March 31, 2008 was as follows (in millions):

Assets

Cash	$244.2
Other Current Assets	281.2
Non-Current Assets	283.2

Total Assets	$808.6

Liabilities and Equity

Current Liabilities	$228.6
Long-Term Debt and Other	144.3
Stockholders’ Equity	435.7

Total Liabilities and Equity	$808.6

New Business Highlights
During the first quarter of 2008, Orbital received approximately $245 million in new firm contract bookings and $425 million in new option contract bookings. In addition, the company received approximately $165 million of option exercises under existing contracts. New firm contract bookings included a $170 million award by NASA for COTS research and development, to design, build and demonstrate a new space transportation system for delivering cargo to the International Space Station. As of March 31, 2008, the company’s firm contract backlog was approximately $2.2 billion, and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $4.3 billion.
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Orbital Reports First Quarter 2008 Financial Results

Operational Highlights
In the first quarter of 2008, Orbital carried out one major space mission and delivered four launch vehicles and one space payload for future missions. In February, Orbital’s Thor 5 commercial communications satellite was successfully launched, deployed and tested for Telenor Satellite Broadcasting of Norway. Also during the first quarter, Orbital delivered one Orbital Boost Vehicle missile defense interceptor for operational deployment and one Pegasus space launch vehicle that successfully launched the U.S. Air Force’s C/NOFS satellite yesterday.
For the remainder of 2008, Orbital expects to carry out over 20 other major launch vehicle and spacecraft missions and to complete and deliver an additional 10 satellites and launch vehicles for future deployment.
2008 Financial Guidance
The company updated its financial guidance for full-year 2008 as follows:

Full Year 2008	Current	Previous(1)
Revenues (in millions)	$1,160 — $1,185	$1,100 — $1,125
Operating Income Margin	7.0% — 7.5%	7.00% — 7.25%
Diluted Earnings per Share	$0.84 — $0.89	$0.81 — $0.86
Free Cash Flow (in millions)	$80 — $85	$35 — $40

(1)	Adjusted to include the effect of the Taurus II program.
The above guidance includes a 100 to 125 basis point reduction in full-year operating income margins and a $0.12 to $0.16 reduction in diluted earnings per share due to the effect of the Taurus II program. The current guidance reflects increases in revenues, profit and free cash flow due to a stronger 2008 outlook for several market segments including human space flight and defense satellite programs.
The company also announced today that it has entered into an agreement to sell its transportation management systems unit in a transaction that is expected to be completed in the second or third quarter of 2008. The above guidance does not include the impact of this pending transaction.
Disclosure of Non-GAAP Financial Measure
Free cash flow is defined as GAAP (Generally Accepted Accounting Principles) net cash provided by operating activities (the most directly comparable GAAP financial measure) less capital expenditures for property, plant and equipment. A quantitative reconciliation of free cash flow to net cash provided by operating activities is included above in the section entitled “Cash Flow and Balance Sheet.” Management believes that the company’s presentation of free cash flow is useful because it provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt. Orbital does not intend for this non-GAAP financial measure to be considered in isolation or as a substitute for the related GAAP measure. Other companies may define this measure differently.
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Orbital Reports First Quarter 2008 Financial Results

About Orbital
Orbital develops and manufactures small rockets and space systems for commercial, military and civil government customers. The company’s primary products are satellites and launch vehicles, including low Earth-orbit, geosynchronous Earth-orbit and planetary spacecraft for communications, remote sensing, scientific and defense missions; human-rated space systems for Earth-orbit, lunar and other missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles. Orbital also offers space-related technical services to government agencies and develops and builds software-based transportation management systems for public transit agencies and private vehicle fleet operators.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
Certain statements in this press release are forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement. Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, new product development programs, product performance and market acceptance of products and technologies, the outcome of the qui tam litigation and related government investigation, as well as other risk factors and business considerations described in the company’s SEC filings, including its annual report on Form 10-K, could impact Orbital’s actual financial and operational results. Orbital assumes no obligation to update the information contained in this press release.
A transcript of the earnings teleconference call will be available on Orbital’s website at http://www.orbital.com/Investor.
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Orbital Reports First Quarter 2008 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements
(in thousands, except per share data)

	First Quarter
	2008	2007
Revenues	$295,964	$228,222
Cost of revenues	243,542	188,256
Research and development expenses	8,982	2,850
Selling, general and administrative expenses	21,885	19,595

Income from operations	21,555	17,521
Interest income and other	2,386	3,038
Interest expense	(1,045)	(1,148)

Income before income taxes	22,896	19,411
Income taxes	(9,214)	(7,959)

Net income	$13,682	$11,452

Basic net income per share	$0.23	$0.19

Diluted net income per share	$0.23	$0.19

Shares used in computing basic net income per share	58,495	59,092
Shares used in computing diluted net income per share	60,187	60,945
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Orbital Reports First Quarter 2008 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2008	2007
Assets
Cash	$244,253	$235,822
Receivables, net	206,709	183,507
Inventory	26,505	26,549
Deferred income taxes, net	44,516	44,420
Other current assets	3,503	5,508

Total current assets	525,486	495,806
Non-current investments	25,500	28,000
Property, plant and equipment, net	97,824	95,713
Goodwill	55,551	55,551
Deferred income taxes, net	95,723	103,792
Other non-current assets	8,486	9,456

Total Assets	$808,570	$788,318

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$167,286	$131,805
Deferred revenues	61,289	79,339

Total current liabilities	228,575	211,144
Long-term debt	143,750	143,750
Other non-current liabilities	520	325
Total stockholders’ equity	435,725	433,099

Total Liabilities and Stockholders’ Equity	$808,570	$788,318

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Orbital Reports First Quarter 2008 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	First Quarter
	2008	2007
Net income	$13,682	$11,452
Depreciation	4,535	4,108
Deferred taxes	7,783	6,854
Changes in assets and liabilities	(3,617)	(16,875)
Other	2,166	2,023

Net cash provided by operating activities	24,549	7,562

Capital expenditures	(6,736)	(3,707)
Change in cash restricted for letters of credit, net	—	(1,000)

Net cash used in investing activities	(6,736)	(4,707)

Repurchase of common stock	(11,781)	—
Net proceeds from issuance of common stock	1,656	3,748
Other	743	759

Net cash (used in) provided by financing activities	(9,382)	4,507

Net increase in cash	8,431	7,362
Cash, beginning of period	235,822	199,751

Cash, end of period	$244,253	$207,113

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